                                                          Exhibit No. EX. 99.m.2

                         THE OLSTEIN ALL CAP VALUE FUND

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

                                     FOR THE
                              ADVISER CLASS SHARES

     The following  Distribution and Shareholder Servicing Plan (the "Plan") has
been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by The Olstein  Funds (the  "Trust") for the use of The
Olstein  All Cap Value Fund  series of the Trust (the  "Fund")  and its  Adviser
Class shares.  The Plan has been approved by the vote of a majority of the Board of Trustees  of the Trust,  including  a majority  of the  Trustees  who are not interested  persons  of the Trust and who have no direct or  indirect  financial interest in the  operation  of the Plan (the  "Independent  Trustees"),  cast in person at a meeting called for the purpose of voting on such Plan.

     In  reviewing  the Plan,  the Board of  Trustees  determined  that the Plan should provide for the payments  described  herein and that adoption of the Plan would be prudent and in the best  interests  of the Fund and the  Adviser  Class shareholders.  Such approval  included a  determination  that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable  likelihood  that the Plan will benefit the Fund and the Adviser
Class  shareholders.  The  Plan  has also  been  approved  by a vote of the sole initial shareholder of the Adviser Class shares of the Fund.

     The Provisions of the Plan are:

     1.  The  Trust,  on  behalf  of the  Fund,  shall  pay to  Olstein  Capital
Management, L.P. or others a monthly fee of 0.25% per annum of the average daily net  assets of the Fund  represented  by Adviser  Class  shares,  to  compensate
Olstein Capital Management, L.P. or others for expenses incurred by such parties in the promotion and distribution of the Adviser Class shares, including but not limited to, the printing of  prospectuses  and reports used for sales  purposes,
expenses   of   preparation   of  sales   literature   and   related   expenses,
advertisements,   and  other  distribution-related  expenses,  as  well  as  any distribution fees paid to securities dealers or others.

     Such amounts may also be used to  compensate  Olstein  Capital  Management,
L.P. or others  for,  among  other  things,  furnishing  personal  services  and maintaining  shareholder accounts,  which services include,  among other things, assisting  in,  establishing  and  maintaining  customer  accounts  and records, assisting  with  purchase and  redemption  requests,  arranging  for bank wires, monitoring dividend payments from the Fund to customers, receiving and answering correspondence,  and aiding in maintaining their respective customers;  all such services being provided in connection with the Adviser Class shares.

     2. The payments described in paragraph 1 shall be made monthly by the Trust on behalf of the Fund. In no event, shall the payments made under the Plan, plus any other  payments  deemed to be made  pursuant to the Plan,  exceed the amount permitted to be paid pursuant to the applicable rules of the Financial  Industry
Regulatory Authority (FINRA).

     3.  Olstein  Capital  Management,   L.P.  shall  collect  and  monitor  the
documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written  report of the monies paid under the Plan, as well as the purpose(s) for which such  payments  were made,  and shall furnish the Board of Trustees of the
Trust  with  such  other  information  as the Board may  reasonably  request  in connection  with the payments made under the Plan as to the Adviser Class shares in order to enable the Board to make an  informed  determination  of whether the
Plan should be continued for the class.

     4. The Plan  shall  continue  in effect  for a period of more than one year only so long as such  continuance  is  specifically  approved as required by the
1940 Act  (currently,  at  least  annually  by the  Trust's  Board of  Trustees, including a majority  of the  Independent  Trustees  cast in person at a meeting called for the purpose of voting on the Plan).

     5. The Plan, or any  agreements  entered into pursuant to the Plan,  may be terminated  at any  time,  without  penalty,  on not more than  sixty  (60) days written  notice  by  (a)  the  vote  of a  majority  of the  outstanding  voting securities  of the Adviser  Class  shares,  or (b) the vote of a majority of the
Independent  Trustees  cast in person at a meeting  called  for the  purpose  of voting on the Plan.

     6. The Plan may not be  amended  to  increase  materially  the amount to be spent by the Trust on behalf of the Adviser Class shares  pursuant to Paragraphs
1 or 2 hereof  without  approval as required  by the 1940 Act  (currently,  by a majority of the outstanding voting securities of the class).

     7. All material  amendments  to the Plan,  or any  agreements  entered into pursuant to this Plan, shall be approved as required by the 1940 Act (currently, by a vote of the Independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment or agreements).

     8. So long as the Plan is in effect,  the Trust's  Board of  Trustees  must satisfy the fund  governance  standards as defined in Rule  0-1(a)(7)  under the
1940 Act.